Exhibit 10.2
FORM OF RESTRICTED STOCK UNIT GRANT NOTICE
UNDER THE VIVINT SMART HOME, INC
2020 OMNIBUS INCENTIVE PLAN
(Performance-Based Restricted Stock Units)

Vivint Smart Home, Inc., a Delaware corporation (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below, the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
Participant: [●]
Date of Grant: [●]
Performance Period:      The period commencing on January 1, 2021 and ending on December 31, 2021 (the “Performance Period”).
Number of
Restricted Stock Units: [●]
Vesting Schedule:     The Restricted Stock Units shall vest in accordance with Appendix A, attached hereto.
*    *    *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN. THE RESTRICTED STOCK UNITS SHALL BE FORFEITED FOR NO CONSIDERATION AS OF THE THIRTIETH (30TH) DAY FOLLOWING THE DATE OF GRANT IN THE EVENT THE UNDERSIGNED PARTICIPANT DOES NOT EXECUTE AND RETURN A COPY OF THIS RESTRICTED STOCK UNIT GRANT NOTICE TO THE COMPANY WITHIN THIRTY (30) DAYS FOLLOWING THE DATE OF GRANT.
VIVINT SMART HOME, INC.            PARTICIPANT

________________________________        [●]________________________________
By:    [●]                    [●]
Title:     [●]

[Signature Page to Performance-Based Restricted Stock Unit Award]

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
UNDER THE VIVINT SMART HOME, INC
2020 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Vivint Smart Home, Inc., a Delaware corporation, (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new grant notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.
2.Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice.
3.Settlement of Restricted Stock Units. The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof and, in accordance therewith, any vested Restricted Stock Units shall be settled in shares of Common Stock as soon as reasonably practicable (and, in any event, within two and one-half months) following the expiration of the applicable Restricted Period; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. With respect to any Restricted Stock Unit, the period of time on and prior to the applicable vesting date in which such Restricted Stock Unit is subject to vesting shall be its Restricted Period. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading. Prior to settlement of any vested Restricted Stock Units, the Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
4.Treatment of Restricted Stock Units Upon Termination. Subject to Appendix A attached hereto, the provisions of Section 9(c)(ii) of the Plan are incorporated herein by reference and made a part hereof.
5.Company; Participant.

a.The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the Company and its Subsidiaries.
b.Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such person or persons.
6.Non-Transferability. The Restricted Stock Units are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) except to Permitted Transferees in accordance with Section 13(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.
7.Rights as Stockholder; Dividend Equivalents. Subject to any dividend equivalent payments to be provided to the Participant in accordance with the Grant Notice and Section 13(c)(ii) of the Plan, the Participant shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit (including no rights with respect to voting) unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
8.Legend. To the extent applicable, all book entries (or certificates, if any) representing the shares of Common Stock delivered to Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of any restrictions.
9.Tax Withholding. The provisions of Section 13(d) of the Plan are incorporated herein by reference and made a part hereof. Unless otherwise determined by the Committee, if at the time any Restricted Stock Units granted hereunder are settled and the Company has engaged a third-party plan administrator with respect to the Plan, then the Participant shall be deemed to have irrevocably instructed such third-party plan administrator to satisfy any amounts required to be withheld pursuant to Section 13(d) of the Plan upon delivery of any shares of Common Stock hereunder by (i) selling the requisite number of shares of Common Stock otherwise deliverable upon settlement to satisfy such tax withholding obligation and (ii) delivering promptly to the Company an amount in cash equal to such tax withholding obligation.
10.Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, which may include by electronic mail and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
11.No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.
12.Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
13.Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
14.Clawback/Repayment. This Restricted Stock Unit Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.
15.Restrictive Covenants; Detrimental Activity.
a.Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in Participant’s capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix B to this Restricted Stock Unit Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix B (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix B of this Restricted Stock Unit Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Restricted Stock Unit Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding the foregoing and Appendix B, the provisions of Sections 1(a)(i) and 1(a)(ii) of Appendix B shall not apply to the Participant if Participant’s principal place of employment is located in the State of California or any other jurisdiction where such provisions would not be enforced as a matter of law. The Restricted Stock Units granted hereunder shall be subject to Participant’s continued compliance with such restrictions. For the avoidance of doubt, the Restrictive Covenants contained in this Restricted Stock Unit Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.
b.Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee (including, without limitation, a breach of any of the covenants contained in Appendix B to this Restricted Stock Unit Agreement), then the Committee may, in its sole discretion, take actions permitted under the Plan, including, but not limited to: (i) cancelling any and all Restricted Stock Units, or (ii) requiring that the Participant forfeit any gain realized on the vesting of the Restricted Stock Units, and repay such gain to the Company.
16.Right to Offset. The provisions of Section 13(x) of the Plan are incorporated herein by reference and made a part hereof.
17.Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
18.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.
19.Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Restricted Stock Unit Agreement and/or the Grant Notice in any respect as may be necessary or appropriate to comply with Section 409A of the Code, including without limitation by delaying the issuance of the shares of Common Stock contemplated hereunder. Notwithstanding any other provision of this Restricted Stock Unit Agreement to the contrary, (i) the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Restricted Stock Unit Agreement as written comply with the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Restricted Stock Unit Agreement as written to comply with the provisions of Section 409A of the code and (ii) if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such

Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.Entire Agreement. This Restricted Stock Unit Agreement (including Appendices A and B), the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

Appendix A

Vesting Schedule
Provided that the Participant has not undergone a Termination as of the applicable Vesting Date (as defined below), the Restricted Stock Units will vest based on achievement of the Performance Conditions set forth below with respect to the Performance Period specified in the Grant Notice.
1.Performance Condition:
The number of Restricted Stock Units that are eligible to vest on each Vesting Date will be based on the achievement of the Performance Conditions set forth below during the Performance Period:

Performance Condition	Performance Condition Weight	Threshold Level of Achievement	Target Level of Achievement
2021 Adjusted EBITDA	1/3	[●]	[●]
2021 Net Cash	1/3	[●]	[●]
2021 Total Subscribers	1/3	[●]	[●]

2.Calculation of Number of Vested Restricted Stock Units:
As soon as practicable following the completion of the Performance Period, the Committee shall calculate the Percentage of Target Award Earned for the Restricted Stock Units, based on the percentages specified below.

Level of Achievement	Percentage of Target Award Earned
Below Threshold	0%
Threshold	80%
Target	100%
Above Target	100%

If actual performance with respect to a Performance Condition is between the “Threshold” and the “Target” levels of achievement, the Percentage of Target Award Earned with respect to such Performance Condition shall be determined using linear interpolation (and rounded to the nearest whole percentage point) between such numbers. In the event that actual performance does not meet the “Threshold” level of achievement with respect to the applicable Performance Condition, the “Percentage of Target Award Earned” with respect to such Performance Condition shall be zero percent (0%). To determine the number of Restricted Stock Units that are eligible to vest (the “Earned PSUs”), the following formula shall be used:
Total Number of Restricted Stock Units * 1/3 * (Percentage of Target Award Earned with Respect to 2021 Adjusted EBITDA Performance Condition + Percentage of Target Award Earned with Respect to 2021 Net Cash Performance Condition + Percentage of Target Award Earned with Respect to 2021 Total Subscriber Performance Condition).

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The Performance Conditions shall not be achieved and no Restricted Stock Units shall vest until the Committee certifies in writing the extent to which each Performance Condition has been met. All determinations with respect to whether and the extent to which any Performance Condition has been achieved shall be made by the Committee in its sole discretion. Provided that the Participant has not undergone a Termination on or prior to (i) the date that the Committee certifies in writing the achievement of the Performance Conditions (the “Determination Date”), 25% of the Earned PSUs shall immediately vest and (ii) the first three anniversaries of the Determination Date (each such anniversary, together with the Determination Date, the “Vesting Dates”), an additional 25% of the Earned PSUs will on each such anniversary. Any Restricted Stock Units which are not Earned PSUs as of the Determination Date shall be forfeited for no consideration.
3.Change in Control:
a.In the event that a Change in Control occurs prior to the Determination Date, (i) provided that the Participation has not undergone a Termination as of the date of such Change in Control, if, in connection with such Change in Control, the Restricted Stock Units are not continued, converted, assumed, or replaced by the Company or a successor entity thereto in connection with such Change in Control, then (x) the Committee shall use its best efforts to determine the actual achievement with respect to each Performance Condition from the first date of the Performance Period through the date of such Change in Control to determine the number of Earned PSUs based on such achievement, and such Earned PSUs shall vest as of immediately prior to such Change in Control (and any Restricted Stock Units that are not Earned PSUs as a result of such determination shall be forfeited for no consideration as of immediately prior to such Change in Control) or (y) to the extent that the Committee determines, in its sole discretion, that a determination of the actual performance with respect to the Performance Conditions is impracticable or inequitable, then all of the Restricted Stock Units shall vest as of immediately prior to such Change in Control at the “Target” level of achievement and (ii) if the Participant undergoes a Termination by the Company without Cause during the one-year period following such Change in Control, any then-unvested and outstanding Restricted Stock Units shall vest as of the date of such Termination.
b.In the event that a Change in Control occurs on or following the Determination Date, (i) provided that the Participation has not undergone a Termination as of the date of such Change in Control, if, in connection with such Change in Control, the unvested Earned PSUs are not continued, converted, assumed, or replaced by the Company or a successor entity thereto in connection with such Change in Control, then all of such Earned PSUs shall vest as of immediately prior to such Change in Control and (ii) if the Participant undergoes a Termination by the Company without Cause during the one-year period following such Change in Control, any then-unvested Earned PSUs shall vest as of the date of such Termination.
4.Definitions:
a.“2021 Net Cash” shall mean, with respect to fiscal year 2021, the amount of net cash provided by or used in financing activities for fiscal year 2021, excluding any equity proceeds, taxes paid related to vesting of equity awards, return of capital or re-financing fees, or as otherwise determined by the Audit Committee of the Board.
b.“2021 Adjusted EBITDA” shall mean, with respect to fiscal year 2021, the Adjusted EBITDA which is publicly disclosed in (or otherwise calculated in a manner consistent with) the
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Company’s earnings release for fiscal year 2021 or as otherwise determined by the Audit Committee of the Board.
c.“2021 Total Subscribers” shall mean, with respect to fiscal year 2021, the aggregate number of active smart home and security subscribers at the end of fiscal year 2021, which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for fiscal year 2021 or as otherwise determined by the Audit Committee of the Board.
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Appendix B

Restrictive Covenants

1.Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and Subsidiaries, and accordingly agrees as follows:
(i)During the Participant’s employment with the Company or its Affiliates or Subsidiaries (the “Employment Term”) and for a period of one year following the date the Participant ceases to be employed by the Company or its Affiliates or Subsidiaries (the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (for the purposes of this Appendix A, a “Person”), directly or indirectly solicit or assist in soliciting the business of any then-current or prospective client or customer of any member of the Restricted Group in competition with the Restricted Group in the Business.
(ii)During the Restricted Period, the Participant will not directly or indirectly:
(A)engage in the Business anywhere in the United States, or in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including, for the avoidance of doubt, by entering into the employment of or rendering any services to a Core Competitor, except where such employment or services do not relate in any manner to the Business;
(B)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(C)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.
(iii)Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)During the Employment Term and the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

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(B)hire any executive-level employee, key personnel, or manager-level employee (i.e., any operations manager or district sales manager) who was employed by the Restricted Group as of the date of the Participant’s Termination or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the Participant’s Termination; or
(C)encourage any consultant of the Restricted Group to cease working with the Restricted Group.
(v)For purposes of this Agreement:
(A)“Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective Affiliates.
(B)“Business” shall mean (1) origination, installation, or monitoring services related to residential or commercial security, life-safety, energy management or home automation services, (2) installation or servicing of residential or commercial solar panels or sale of electricity generated by solar panels, (3) design, engineering or manufacturing of technology or products related to residential or commercial security, life-safety, energy management or home automation services and/or (4) provision of television, wireless voice and/or data services, including internet, through a common internet connectivity pipeline into the home.
(C)“Core Competitor” shall mean (i) ADT, LLC, Alarm.com, Johnson Controls International plc, Arlo, Resideo, Samsung, Rogers Communications, Time Warner Cable, Amazon, Google, Microsoft, FrontPoint, Rise Broadband, Sprint, T-Mobile, Comcast Corporation, Ring, LLC, Nest Labs, Inc., CenturyLink, Inc., Johnson Controls, Inc. Verizon Communications, Inc., SimpliSafe, Inc., Monotronics International, Inc. d/b/a/ Brinks Home Security, AT&T, Cox Communications, Inc., Control4 Corporation, SmartThings, Inc., Wink Labs, Inc., Ecobee, Inc., Protect America, Inc., Stanley Security Solutions, Inc., Vector Security, Inc., Slomins, Inc., Life Alert, Titanium LLC, Northstar Alarm Services, Alder Holdings, LLC, SafeStreets USA, Alert Alarm Hawaii, EVO Automation, LLC, CPI Security Systems, Inc., Safe Home Security, Inc. Guardian Protection Services, SAFE Security, Cove Smart, LLC, Telus Corporation, DIRECTTV, Cox Communications, Inc. and any of their respective Affiliates or current and future dealers, and (ii) Sungevity, Inc., RPS, Sunrun, Inc., Tesla, Inc., SunPower Corporation, Corbin Solar Solutions, Spruce Finance, Galkos Construction, Inc. and any of their respective Affiliates or current and future dealers.
(vi)Notwithstanding the foregoing, if the Participant’s principal place of employment is located in California, then the provisions of Sections 1(a)(i) and 1(a)(ii) of this Appendix A shall not apply following the Participant’s Termination to the extent any such provision is prohibited by applicable California law.
(b)During the Employment Term and the three-year period beginning immediately following the Employment Term, the Participant agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its Affiliates, agents or advisors (or any of its or their respective employees, officers or directors (it being understood that comments made in the Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement).
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Nothing set forth herein shall be interpreted to prohibit the Participant from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.
(c)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(d)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(e)The provisions of Section 1 hereof shall survive the Participant’s termination for any reason.
2.Confidentiality; Intellectual Property.
(a)Confidentiality.
(i)The Participant will not at any time (whether during or after the Participant’s employment with the Service Recipient) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than the Participant’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties under the Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Affiliates or Subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar
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treatment. Nothing herein shall prohibit or impede Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Participant does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of the Company .
(iii)Except as required by law, the Participant will not disclose to anyone, other than the Participant’s family (it being understood that, in this Restricted Stock Unit Agreement, the term “family” refers to the Participant, the Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Restricted Stock Unit Agreement; provided that the Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Restricted Stock Unit Agreement (or, if the Company publicly discloses summaries or excerpts of this Restricted Stock Unit Agreement, to the extent so disclosed).
(iv)Upon Termination of the Participant for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. .
(b)Intellectual Property.
(i)If the Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Participant’s employment with the Service
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Recipient and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), the Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the Participant’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Participant creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Participant will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(ii)The Participant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
(iii)The Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to the Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.
(iv)The provisions of Section 2 hereof shall survive the Participant’s Termination for any reason.

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